UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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GETTY REALTY CORP.

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GETTY REALTY CORP.

TWO JERICHO PLAZA, WING C, SUITE. 110, JERICHO, NEW YORK 11753

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2016

To the Stockholders of GETTY REALTY CORP.:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Getty Realty Corp., a Maryland corporation, will be held at the offices of Arent Fox LLP, 1675 Broadway (corner 52nd Street), 34th Floor, New York, NY 10019 on May 19, 2016 at 3:30 p.m., for the following purposes:

(1)	To elect a Board of six directors to hold office until our 2017 annual meeting and until their successors are elected and qualified.

(2)	To hold an advisory vote to approve named executive officer compensation.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.

We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 24, 2016 are entitled to notice of and to vote at this meeting or any adjournments or postponements thereof.

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, as well as lower the costs and reduce the environmental impact of our Annual Meeting. On or about April 8, 2016, for the holders of record and beneficial owners of our common stock as of the close of business on the record date, we will either send (i) a copy of our Proxy Statement, including this Notice of Annual Meeting, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability instructs you how to access and review this Proxy Statement and our Annual Report beginning on April 7, 2016. The Notice of Internet Availability also instructs you how you may submit your proxy over the Internet.

By Order of the Board of Directors,
/s/ Joshua Dicker
Joshua Dicker Senior Vice President, General Counsel and Secretary

Jericho, New York April 4, 2016

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VIA THE INTERNET AUTHORIZE A PROXY TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE MAILED TO YOU REGARDING THE AVAILABILITY OF PROXY MATERIALS. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW FEW OR HOW MANY SHARES YOU OWN.

GETTY REALTY CORP.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp. (hereinafter called the “Company” or “Getty”), to be voted at the Annual Meeting to be held at Arent Fox LLP, 1675 Broadway (corner 52nd street), 34th Floor, New York, NY 10019 on May 19, 2016 at 3:30 p.m., and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes of electing a Board of Directors, holding an advisory vote to approve named executive officer compensation, ratifying the appointment of independent auditors and transacting such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date, Voting Rights, Outstanding Shares and Quorum

At the close of business on March 24, 2016, the record date for stockholders entitled to vote at the Annual Meeting, there were 33,701,186 shares of Getty common stock outstanding. Each outstanding share of common stock is entitled to one vote. The common shares vote as a single class. In order to constitute a quorum at the Annual Meeting, there must be present, or voting by proxy, holders of a majority of the outstanding common stock.

Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting Requirements

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each of the proposals. At the discretion of the persons named in the enclosed proxy card or vote instruction form, the proxies may vote on any other matter that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Vote Required

If a quorum is achieved at the Annual Meeting, the following voting requirements will apply:

•

Board Elections.  To be elected to serve until our 2017 annual meeting and until his successor is elected and qualifies, a director nominee will be elected if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•

Advisory vote to approve named executive officer compensation.  The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

•

Ratify the appointment of PricewaterhouseCoopers LLP.  A majority of the votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in street name) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Brokers may not vote your shares on the election of directors or on the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted on any of the proposals and therefore will have no effect on the vote. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and we will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors and others to solicit proxies personally or by telephone, without additional compensation.

Notice Regarding the Availability of Proxy Materials

From the date of mailing of the Notice of Internet Availability through the conclusion of the Annual Meeting, stockholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report to stockholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The designated website contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability or Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

The Notice of Internet Availability or Annual Meeting materials is being sent to stockholders on, and will be available on the internet on or about, April 7, 2016.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Nominees for Election at the Annual Meeting

Getty’s directors are elected at each annual meeting of stockholders and hold office for a term of one year and until their respective successors are elected and qualified. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2017 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

You may use the proxy card furnished to you to cast your votes for the election of the nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director, we intend to vote your proxy “FOR” the election of the person, if any, who is designated by the Board of Directors. For additional information about how we identify and evaluate nominees for director, see “Committees – Nominating/Corporate Governance Committee” below.

Set forth below is information regarding the directors nominated for election at the Annual Meeting, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as directors of Getty.

Name and Age	Information Regarding Nominees
Leo Liebowitz – 88

Mr. Liebowitz has served as Chairman of the Board of Getty since 1971 and served as the Chief Executive Officer of Getty from 1985 until 2010. Mr. Liebowitz served as President of Getty from 1971 until 2004. In 1955, Mr. Liebowitz co-founded the predecessor business that became our Company, and he is our largest individual stockholder.

Mr. Liebowitz also served as Chairman, Chief Executive Officer and a director of Getty Petroleum Marketing Inc. from 1996 until 2000, and as a director of the Regional Banking Advisory Board of JPMorgan Chase & Co. from 1975 to 2013.

As our co-founder and one of our largest stockholders since the Company’s inception, Mr. Liebowitz possesses a deep understanding and appreciation of all aspects of Getty, its history and its business. He is highly qualified to serve on and lead our Board.

Milton Cooper – 87

Mr. Cooper has served as a director of Getty since 1971 and as Chairman of the Compensation Committee of the Board of Directors since 2006 and a member of the Nominating/Corporate Governance Committee since before 1993.

Mr. Cooper is the Executive Chairman of the Board of Directors for Kimco Realty Corporation (“Kimco”), a New York Stock Exchange listed real estate investment trust which is one of the nation’s largest owners and operators of neighborhood and community shopping centers. Mr. Cooper served as the Chairman of the Board of Directors and Chief Executive Officer of Kimco from its initial public offering in 1991 to 2009, and was a Director and President of Kimco prior thereto. In 1956, Mr. Cooper co-founded the predecessor business that became Kimco.

Name and Age	Information Regarding Nominees

Mr. Cooper is a nationally recognized leader of the modern REIT industry. He has received the National Association of Real Estate Investment Trusts Industry Leadership Award for his significant and lasting contribution to the REIT industry. From 1983 through April, 2012, he was also a director of Blue Ridge Real Estate/Big Boulder Corporation, a real estate management and land development firm. Mr. Cooper also served as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

Along with Mr. Liebowitz, Mr. Cooper is the longest-serving member of our Board, and also one of our largest individual stockholders. Mr. Cooper is a trusted advisor and highly qualified for our Board.

Philip E. Coviello – 73

Mr. Coviello has served as a director of Getty since 1996 and has served as Chairman of the Audit Committee of the Board of Directors since 2000. Mr. Coviello also serves on the Compensation Committee since 2007 and the Nominating/Corporate Governance Committee since 1999.

Mr. Coviello has served as a director of Kimco since 2008, serves as Chairman of Kimco’s Audit Committee, and also serves on Kimco’s Executive Compensation Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner in Latham & Watkins LLP, an international law firm, until his retirement from the firm as of December 31, 2003.

Mr. Coviello’s qualifications to serve on our Board include his many years of legal experience counseling Boards of Directors and senior management of public and private companies on a wide range of corporate and securities law issues, including mergers and acquisitions, securities offerings and corporate governance, regulatory compliance and other matters.

Christopher J. Constant – 37

Mr. Constant has served as a director of Getty since January 1, 2016, concurrent with his appointment as President and Chief Executive Officer of the Company effective at that time. Mr. Constant joined the Company in November 2010 as Director of Planning and Corporate Development and quickly advanced within the Company to Treasurer in May 2012, Vice President in May 2013, Chief Financial Officer in December 2013, and President and Chief Executive Officer as of January 1, 2016.

Prior to joining Getty, Mr. Constant was a Vice President in the corporate finance department of Morgan Joseph & Co. Inc. and began his career in the corporate finance department at ING Barings.

Mr. Constant’s qualifications to serve on our Board include his past experience in investment banking, totaling over ten years, including his past leadership role as Vice President in the investment banking firm Morgan Joseph & Co. Inc., and his diverse knowledge of financial and capital markets and corporate development strategies, specifically as they relate to the real estate industry and REITs. In addition, Mr. Constant has gained extensive knowledge of the Company’s business strategies, finances and operations in various executive capacities with

Name and Age	Information Regarding Nominees

the Company since 2010, and has been a driving force behind the execution of numerous specialized and strategic projects during his tenure. His knowledge of our business, finances, operations and compliance requirements, and his demonstrated effective leadership within the Company, qualify Mr. Constant as a valuable member of our Board of Directors.

Richard E. Montag – 83

Mr. Montag has served as a director of Getty since 2010. He is a member of Compensation Committee since 2010 and the Audit Committee since 2010.

He was a director of FNC Realty Corporation (f/k/a Frank’s Nursery & Crafts, Inc.) from 2004 until 2005; Enterprise Asset Management, Inc. from 2003 until 2004; Hills Stores Company from 1997 to 1998, and Getty Petroleum Marketing Inc. from 1996 until 2000. From 1982 until 1998, Mr. Montag was the Vice President of Real Estate Development, The Richard E. Jacobs Group.

Mr. Montag’s qualifications to serve on our Board include his demonstrated leadership and management experience and strong understanding of public company governance and operations through his prior service on three public company boards. Mr. Montag also possesses experience as a director of Getty Petroleum Marketing, Inc. from October 1996 until December 2000 and as a senior executive in the real estate industry, including his prior position as vice-president and partner with The Richard E. Jacob Group, Inc., one of the nation’s most established and respected owners, developers, and managers of commercial real estate.

Howard B. Safenowitz – 57

Mr. Safenowitz has served as a director of Getty since December 1998 and as Lead Independent Director of Getty since February 2010. He has also served as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors since 2005. Mr. Safenowitz also serves on the Compensation Committee since 1999 and on the Audit Committee since 2005.

Together with attributed family interests, Mr. Safenowitz is also one of the Company’s largest stockholders. Mr. Safenowitz is the President of Safenowitz Family Corp., an investment firm, since 1997. From 1990 to 2003, he was employed by The Walt Disney Company where he served as Senior Vice President, Business Affairs of Buena Vista Motion Pictures from March 2001 until April 2003 and prior thereto as Vice President, Business Affairs of Walt Disney Pictures and Television from 1996 until 2001. Mr. Safenowitz practiced corporate and transactional law in New York and California from 1983 until joining The Walt Disney Company in 1990. He also served as a director of Getty Petroleum Marketing, Inc. from December 1998 until December 2000.

Mr. Safenowitz’s qualifications to serve on our Board include his significant experience with and knowledge of Getty, along with his prior service as a director of Getty Petroleum Marketing, Inc. until December 2000, which together provide him with a valuable perspective on core business matters that face our Company. In addition, his experience as a corporate lawyer, as well as his position as the president of Safenowitz Family Corp., and his past leadership experience at The Walt Disney Company, have provided Mr. Safenowitz demonstrated leadership and management skills contributing to his value as an advisor to our Company.

Recommendation

The Board unanimously recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors is currently comprised of Leo Liebowitz, Howard B. Safenowitz, Milton Cooper, Philip E. Coviello, Richard E. Montag and Christopher J. Constant. Our Board is elected by the stockholders to oversee the performance of the business affairs of the Company and to set broad strategy for the Company’s growth. The Board of Directors acts as an advisor to senior management and monitors its performance. It also oversees the Company’s compliance efforts. To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. The Corporate Governance Guidelines address, among other things, the size of the Board of Directors, director independence, committee membership and structure, meetings and executive sessions, and director selection and training.

The Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and Getty’s Business Conduct Guidelines (which serve as our code of ethics under the Sarbanes-Oxley Act of 2002 and our code of business conduct and ethics under the New York Stock Exchange (“NYSE”) rules, and covers officers, employees and directors), may all be accessed through the Getty website at www.gettyrealty.com by clicking on Corporate Governance. Additionally, copies of any such documents may be obtained by submitting a written request to Mr. Joshua Dicker, Senior Vice President, General Counsel and Secretary, at the address for Getty’s executive offices provided in this Proxy Statement. The Business Conduct Guidelines apply to all employees, officers and directors of the Company and waivers of the Business Conduct Guidelines for directors or executive officers, if any, will be disclosed as required by the rules and regulations of the SEC. There were no such waivers in 2015.

For the year ended December 31, 2015, our Board of Directors had six members. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2017 annual meeting of the Company’s stockholders and when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer (“CEO”) and Chairman of the Board as the Board believes it is in the best interests of the Company for the Board to have the flexibility to make the determination whether the same person should serve as both the CEO and Chairman of the Board at any given point in time, or whether the roles should be separate, depending, among other factors, on the position and direction of the Company and the membership of the Board. The Board believes that its current leadership structure, with the separation of the Chairman and the CEO position, is appropriate for the Company because it separates the leadership of the Board from the day to day leadership of the Company. The Board believes that, in addition to the Lead Independent Director, separating the position of Chairman from the CEO better positions the Board to evaluate the performance of management and enables the Chairman to provide guidance to the CEO.

In his role as Chairman of the Board, Mr. Liebowitz is responsible for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and that there is a process in place to assure that the Board is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and assessing the effectiveness of the overall Board, and individual directors on a regular basis. He is also responsible for Board management, in particular by providing oversight on the agendas for Board meetings; consulting with the CEO regarding the membership and the chairs for Board committees ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the CEO and the Board, and by chairing Board meetings.

In his role as the CEO, Mr. Constant is responsible for setting a strategic vision for the Company and seeking to align the Company, internally and externally, with that strategic vision. In addition, Mr. Constant, as CEO, is responsible for day to day leadership of the Company, promoting Company performance through his leadership, and leading the Company in the execution of its business plan. Our CEO also serves on our Board, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board.

Role of Board of Directors in Risk Oversight

It is management’s responsibility to assess and manage the various risks the Company faces and the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has delegated primary responsibility for risk assessment and risk management oversight to the Audit Committee. Under its Charter, the Audit Committee’s responsibilities include discussing with management the Company’s policies with respect to risk assessment and risk management, and the Company’s material financial risk exposures and the actions management has taken to limit, monitor or control such exposure. The Audit Committee receives periodic reports from management on the Company’s enterprise risk management practices and our risk mitigation efforts. The Audit Committee also oversees the Company’s legal and regulatory compliance programs and internal audit function. Our full Board periodically reviews the Company’s strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

The Board of Directors has determined that Messrs. Cooper, Coviello, Montag and Safenowitz are “independent” as defined in the listing standards of the NYSE. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the independence standards set forth in Section 303A.02 of the rules of the NYSE. The Board of Directors affirmatively determined that none of the directors, or any of their respective family members, other than (a) Mr. Liebowitz, by reason of his having been an employee of the Company within the last three years, and (b) Mr. Constant, who is the President and Chief Executive Officer of the Company, has had any relationship with Getty (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as a stockholder and director of Getty, within the last three years. Accordingly, the Board of Directors has affirmatively determined that each of the directors, other than Mr. Liebowitz and Mr. Constant, is “independent.”

It has been and will continue to be the practice of the Board of Directors to meet at least quarterly each year and have Mr. Liebowitz, as Chairman, chair such meetings. Additionally, it has been the practice of the independent directors to meet in executive session at least quarterly each year, and to have Mr. Safenowitz, who has served since February 25, 2010 as the Company’s Lead Independent Director, chair such sessions.

Directors’ Meetings

During the year ended December 31, 2015, the Board of Directors held ten (10) meetings (including four (4) regular meetings and six (6) special meetings). Each of the directors nominated for election at the 2016 Annual Meeting attended all of the 2015 meetings of the Board of Directors, and all of the 2015 meetings of Committees of the Board on which such director served, except for Mr. Constant, who became a member of the Board on January 1, 2016. Each of the directors nominated for election at the 2016 Annual Meeting also attended the annual meeting of stockholders in May 2015.

Committees

The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, the membership and functions of which are described below.

Audit Committee

The Audit Committee met five (5) times in 2015. The Audit Committee consisted of Messrs. Coviello (Chairman), Montag, and Safenowitz. The Audit Committee selects the firm of independent public accountants that audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty’s financial accounting and reporting practices. The Audit Committee also examines and discusses the adequacy of Getty’s internal control over financial reporting with the accountants and with management. The Board has designated the Audit Committee to take the lead in overseeing our risk assessment and risk management, along with compliance with our Business Conduct Guidelines. In addition to regular meetings, at least one Audit Committee member meets telephonically with management and Getty’s independent auditors to review the Company’s quarterly reports and other reports, as appropriate, prior to their filing with the SEC. The Audit Committee met with management and Getty’s independent auditors to review the Company’s audited financial statements for the year ended December 31, 2015 and recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for such year. See “Role of Board of Directors in Risk Oversight” on page 10 of this Proxy Statement for a discussion of the Audit Committee’s role in risk assessment and risk management oversight. Additionally, the Audit Committee reviews and discusses with management, management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Please also see the Audit Committee Report included in this Proxy Statement.

The Board of Directors determined that for the year ended December 31, 2015, each member of the Audit Committee (a) was (1) “independent” and (2) “financially literate” as such terms are defined in the listing standards of the NYSE and (b) met the independence tests set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC. The Board of Directors also determined that for the year ended December 31, 2015, Mr. Coviello and Mr. Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC, and that each of Messrs. Coviello and Montag had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

The Charter of the Audit Committee provides that members of the Audit Committee may not be members of the audit committee of three or more other public companies unless such other memberships have been disclosed to the Board and the Board has determined that such simultaneous service does not impair the ability of such member to serve effectively on the Audit Committee. None of the Audit Committee members served on the audit committee of three or more other public companies during 2015.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met two (2) times in 2015. The Nominating/Corporate Governance Committee consisted of Messrs. Safenowitz (Chairman), Cooper, and Coviello. The Nominating/Corporate Governance Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. As part of this review, the Committee evaluates (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer. The Nominating/Corporate Governance Committee also recommends candidates to the Board for election as officers.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Nominees for Election at the Annual Meeting” section on page 5 of this Proxy Statement.

The Nominating/Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, consistent with the Committee’s charter, when identifying director nominees the Committee considers general principles of diversity, and does so in the broadest sense. The Nominating/Corporate Governance Committee seeks to recommend the nomination of directors who represent different qualities and attributes and can represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of the Company’s business.

The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” as such term is defined in the listing standards of the NYSE. The Nominating/Corporate Governance Committee Charter includes policies with regard to stockholder recommendations of nominees to the Board of Directors.

Stockholders wishing to recommend candidates for election to the Board must supply information in writing regarding the candidate to Mr. Joshua Dicker, Senior Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices. This information should include the candidate’s name, biographical data and an analysis of the candidate based on the director candidate criteria described below. The recommendation must also include all information relating to the proposed director nominee that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest under applicable securities law. Stockholders wishing to nominate a candidate must comply with the advance notice requirements in our By-Laws. Please refer to our By-Laws for more specific information. Additional information regarding any proposed nominees may be requested by the Nominating/Corporate Governance Committee.

Each nominee must possess fundamental qualities of intelligence, honesty, good judgment, and high standards of ethics, integrity, fairness and responsibility. The Nominating/Corporate Governance Committee also will consider the following criteria, among other criteria the Committee deems appropriate, including the specific needs of the Board at the time:

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	the director’s past attendance at meetings and participation in and contributions to the activities of the Board (if applicable);

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level;

•	educational and professional background and/or academic experience in an area of our operations;

•	experience as a board member of another publicly held company;

•	practical and mature business judgment, including ability to make independent analytical inquiries;

•	“independence,” as defined by the NYSE listing standards;

•	financial literacy;

•	standing in the community; and

•	ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.

On the basis of the information gathered in this process, the Nominating/Corporate Governance Committee will determine which nominees to recommend to the Board. Recommendations and related information received prior to any Nominating/Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating/Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. This process includes, among other things, personal interviews, discussions with professional references, background checks, credit checks and resume verification.

The Nominating/Corporate Governance Committee has not received any recommendation for a director nominee from any stockholder or group of stockholders.

Compensation Committee

The Compensation Committee met two (2) times in 2015. The Compensation Committee consisted of Messrs. Cooper (Chairman), Coviello, Montag and Safenowitz. The Compensation Committee is responsible for developing and, with the approval of the Board, implementing the compensation plans, policies and programs of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. It is the Compensation Committee’s responsibility to ensure that compensation programs are designed to encourage high performance and promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. The Board has determined that each member of the Compensation Committee is “independent” as such term is defined in the listing standards of the NYSE.

The Compensation Committee also administers the Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries (the “Supplemental Retirement Plan”) and the Getty Realty Corp. Amended and Restated 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and reviews, and recommends to the Board, for Board approval, the compensation of the directors and each of the executive officers of Getty.

The Compensation Committee’s Charter provides that the Committee may delegate any or all of its responsibilities, except that the Committee may not delegate its responsibilities with respect to:

•	its annual review and approval of compensation for officers, directors and certain highly compensated employees;

•	its recommendation to the Chairman of the Board of any changes in non-management director compensation;

•	its management and annual review of, and responsibilities with respect to, all bonus, incentive compensation, equity-based compensation, and employee pension and welfare benefit plans;

•	any other matters that involve executive compensation; or

•

any matters where the Committee has determined that compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) by virtue of being approved by a committee of outside directors or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 16b-3 by virtue of being approved by a committee of non-employee directors.

Compensation of Getty’s executive officers (with the exception of the CEO) is recommended by the CEO to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee. The compensation of the CEO is discussed, reviewed and approved by the Compensation Committee. No executive officer other than the CEO plays a role in determining or recommending the amount or form of executive and director compensation.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, New York 11753. Stockholders and other interested parties who wish to direct communications to only the independent (non-management) directors of Getty may do so by sending written communications to the following address: Independent Directors c/o Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, New York 11753. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Officers

The Company’s executive officers are as follows:

•

Mr. Christopher J. Constant, age 37, President and Chief Executive Officer since January 1, 2016. Mr. Constant is also a Director of the Company. Mr. Constant joined the Company in November 2010 as Director of Planning and Corporate Development and was later promoted to Treasurer in May 2012 and Vice President in May 2013. In December 2013, he was promoted to Chief Financial Officer of the Company. Prior to joining Getty, Mr. Constant was a Vice President in the corporate finance department of Morgan Joseph & Co. Inc. and began his career in the corporate finance department at ING Barings.

•

Mr. Mark J. Olear, age 52, Executive Vice President of Getty since May 2014 and Chief Operating Officer of Getty since May 2015 (Chief Investment Officer from May 2014 to May 2015). Prior to joining Getty, Mr. Olear held various positions in real estate with TD Bank, Home Depot, Toys “R” Us and A&P.

•

Mr. Joshua Dicker, age 55, Senior Vice President, General Counsel and Secretary of Getty (Vice President since February 2009, General Counsel and Secretary since February 2008). Mr. Dicker joined Getty in February 2008. Prior to joining Getty, he was a partner in the law firm Arent Fox LLP, resident in its New York City office, specializing in corporate and transactional matters.

•

Mr. Danion Fielding, age 44, Vice President, Chief Financial Officer and Treasurer. Mr. Fielding joined the Company in February 2016. Prior to joining the Company, Mr. Fielding held various positions in commercial real estate and finance with Wilbraham Capital, Inc., The Moinian Group, Nationwide Health Properties, Inc., and J.P. Morgan Securities Inc.

There are no family relationships between any of the Company’s directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SHARES

The following table sets forth the beneficial ownership of Getty common stock as of March 24, 2016 of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of Getty common stock, (ii) each director, (iii) the Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days of March 24, 2016 (inclusive of vested Restricted Stock Units (“RSUs”) – see footnote 2 below).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Approximate Percent of Class (2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,113,079	(3)	9.3
Ingalls & Snyder, LLC 1325 Avenue of The Americas New York, NY 10019-6066	1,821,331	(4)	5.5
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,049,442	(5)	12.11
Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	1,928,840	(6)	5.77
Leo Liebowitz, Chairman of the Board	3,168,011	(7)	9.39
Milton Cooper, Director c/o Kimco Realty Corporation 3333 New Hyde Park Road New York, NY 11042	1,404,667	(8)	4.17
Philip E. Coviello, Director	84,990	(9)	*
Christopher J. Constant, Director, CEO and President	12,277	(10)	*
Richard E. Montag, Director	84,108	(11)	*
Howard B. Safenowitz, Director Includes shares attributable to: Safenowitz Family Corp. - 2,455,747 (12) shares (7.29%) and Safenowitz Partners LP - 1,848,092 shares (5.49%)	3,027,744	(13)	8.98
Joshua Dicker, Senior Vice President, General Counsel and Secretary	29,491	(14)	*
Danion Fielding, Vice President, Chief Financial Officer and Treasurer	0	(15)	*
Mark J. Olear, Executive Vice President and Chief Operating Officer	3,520	(16)	**
Directors and executive officers as a group (9 persons)	7,814,808		21.11
*	Total shares beneficially owned constitute less than one percent of the outstanding shares.

(1)	Unless otherwise indicated, the address of each of the named individual is c/o Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, NY 11735.

(2)

The percentage is determined for each stockholder listed by dividing (A) the number of shares shown for such stockholder, by (B) the aggregate number of shares outstanding as of March 24, 2016 plus shares subject to RSUs granted under our 2004 Plan that are vested as of March 24, 2016. No additional RSUs will vest for any individual shareholder named above within 60 days of March 24, 2016. Settlement of vested RSUs is deferred pursuant to the terms of an RSU award agreement until the earlier of the tenth anniversary of the grant date or the termination of service. RSUs granted prior to 2009 are deferred until termination of service.

(3)

The information is derived from a Schedule 13G filed by BlackRock, Inc. on January 26, 2016. BlackRock, Inc. has sole power to vote or to direct the vote of 3,019,196 shares and sole power to dispose or to direct the disposition of 3,113,079 shares.

(4)	The information is derived from a Schedule 13G filed by Ingalls & Snyder, LLC on February 19, 2016. Ingalls & Snyder, LLC has shared power to dispose or to direct the disposition of 1,821,331 shares.

(5)

The information is derived from a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2016. Vanguard has sole power to vote or direct to vote 72,277 shares; shared power to vote or direct to vote 31,610 shares; sole power to dispose of or to direct the disposition of 3,982,600 shares; shared power to dispose or to direct the disposition of 66,842 shares.

(6)

The information is derived from a Schedule 13G filed by Vanguard Specialized Funds-Vanguard REIT Index Fund (“Vanguard Specialized”) on February 9, 2016. Vanguard Specialized has sole power to vote or direct to vote 1,928,840 shares.

(7)

Includes 3,872 shares held by Mr. Liebowitz’s wife as to which he disclaims beneficial ownership, 56,434 shares held by a charitable foundation of which Mr. Liebowitz is a co-trustee, 414 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 439,691 shares held by Liebowitz Realty, LLC, of which Mr. Liebowitz is co-grantor and manager, 607,652 shares held by Liebowitz Realty II LLC, of which Mr. Liebowitz is the sole member/manager, 310,957 of the shares held by CLS General Partnership Corp., of which Mr. Liebowitz is a stockholder and 21,100 vested RSUs.

(8)

Includes 69,918 shares held by Mr. Cooper’s wife as to which he disclaims beneficial ownership, 233,388 shares held by a charitable foundation of which Mr. Cooper is the president, 23,822 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 4,557 shares held by a retirement fund of which Mr. Cooper is a beneficiary, 134,052 of the shares held by CLS General Partnership Corp., of which Mr. Cooper is a stockholder and 21,100 vested RSUs.

(9)

Includes 25,983 shares held by a charitable remainder trust of which Mr. Coviello is the trustee, 21,100 vested RSUs and 942 shares in a testamentary trust formed under Mr. Coviello’s father’s will for the benefit of Mr. Coviello and his children, of which he is a co-trustee.

(10)	Includes 11,700 vested RSUs. Effective January 1, 2016, Mr. Constant was appointed President and Chief Executive Officer of the Company.

(11)	Includes 20,446 shares held by Mr. Montag’s wife as to which he disclaims beneficial ownership and 16,100 vested RSUs.

(12)

Includes 1,848,092 shares held by Safenowitz Partners, LP, 517,857 shares held by Safenowitz Family Partnership, LP, and 89,798 shares held by Safenowitz Investment Partners. Safenowitz Family Corp. is the general partner of each of Safenowitz Partners, LP, Safenowitz Family Partnership, LP and Safenowitz Investment Partners. Mr. Safenowitz is the president of Safenowitz Family Corp.

(13)

Includes 2,455,747 shares attributable to Safenowitz Family Corp., which, in turn, includes 1,848,092 shares held by Safenowitz Partners, LP, 517,857 shares held by Safenowitz Family Partnership, LP and 89,798 shares held by Safenowitz Investment Partners. Also includes 45,246 shares held as custodian for three children (as to which Mr. Safenowitz disclaims beneficial ownership), 11,586 shares held by Mr. Safenowitz’s wife (as to which he disclaims beneficial ownership) and 324,537 shares beneficially owned by The Marilyn Safenowitz Irrevocable Trust u/a/d 4/13/00, Howard Safenowitz, Trustee (which Trust shares include 308,097 shares held by CLS General Partnership Corp., of which the Trust is a stockholder). Also includes 21,100 vested RSUs.

(14)	Includes 29,400 vested RSUs.

(15)	Effective February 1, 2016, Mr. Fielding was appointed Vice President, Chief Financial Officer and Treasurer of the Company.

(16)	Includes 3,500 vested RSUs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for setting and administering the compensation policies and practices for the executive officers of the Company. The Company’s executive compensation program consists primarily of the following elements: base salary, cash incentive compensation, equity compensation and retirement plans. We do not utilize compensation policies or practices that create risks which are reasonably likely to have a material adverse effect on the Company. This “Compensation Discussion and Analysis” section describes generally the compensation policies and practices that the Company applies to our current Chief Executive Officer (the “CEO”), our Chief Financial Officer (“CFO”), and our three other most highly compensated current executive officers (collectively, the “Named Executive Officers” or “NEOs”). For purposes of 2015, as a result of departures from the Company in 2015 by certain executives, the following discussion predominantly relates only to our current Chief Executive Officer, Christopher J. Constant, Chief Operating Officer, Mark J. Olear, and General Counsel, Joshua Dicker. See “Election of Directors – Executive Officers and “Summary Compensation Table” for additional details about all of our NEOs for 2015.

2015 Company Performance and Compensation Highlights

The following presents a summary of operational and financial highlights achieved by the Company in 2015 which, among other factors, were considered by the Compensation Committee in reaching its determinations regarding the performance and compensation of Messrs. Constant, Olear and Dicker. (See our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, for additional details regarding each of these highlights.)

•

Strong Financial Performance. For the year ended December 31, 2015, including the effect of $18.2 million of one-time income received from the Getty Petroleum Marketing Inc. Liquidating Trust (the “GPMI Trust”), the Company reported net earnings of $37.4 million, or $1.11 per share, funds from operations (“FFO”) of $69.1 million or $2.04 per share and adjusted funds from operations (“AFFO”) of $65.2 million, or $1.93 per share.[1] The Company’s 2015 AFFO increased by $22.6 million from the prior year, including the effect of one-time income received from the GPMI Trust in 2015.

•

Dividend Increase and Special Dividend. In 2015, the Company increased its annual dividend rate by 13.6% over the prior year. In addition, primarily as a result of our receipt of distributions from the GPMI Trust, the Company declared a special dividend of $0.22 per share on November 25, 2015.

•

Significant Increase in our Long Term Net Lease Portfolio. The Company’s long term net lease portfolio grew in 2015 by 109 properties, or 16% over the prior year, due to new acquisitions and the leasing of properties previously categorized as transitional. The Company’s long term triple net lease portfolio currently consists of 724 properties leased to 25 regional and national fuel distributors under unitary or master triple-net leases and 81 properties leased under single unit triple-net leases.

•

Significant Reduction in Transitional Properties. The Company made significant progress during 2015 with respect to its program of disposing of non-core properties and re-leasing other transitional properties. As of December 31, 2015, the Company had 46 transitional properties, a significant reduction from the 167 transitional properties held as of December 31, 2014. During 2015, the Company sold 84 properties (70 of which were classified as transitional) for $25.1 million in the aggregate. In addition, during 2015, the Company leased 58 transitional properties to tenants under long-term triple-net leases.

1 AFFO and FFO are non-GAAP measures. For a description of how Getty calculates AFFO and FFO and for a reconciliation of these non-GAAP measures to the nearest comparable GAAP measure, see Item 6 (Selected Financial Data) in the Annual Report on our Form 10-K for the year ended December 31, 2015.

•

Positioning the Company’s Balance Sheet for Growth Initiatives. In 2015, the Company terminated its existing $175 million senior secured credit facility and entered into a new $225 million senior unsecured credit agreement (the “New Credit Agreement”) with a new bank group. As a result of the New Credit Agreement, mortgage liens and other security interests on certain of the Company’s properties and assets held by the lenders under the Company’s prior credit agreement were released. In addition, during 2015, the Company entered into an amended and restated note purchase agreement (the “Restated Note Purchase Agreement”) with The Prudential Insurance Company of America (“Prudential”) and a Prudential affiliate. Pursuant to the Restated Note Purchase Agreement, Prudential and its affiliate released mortgage liens and other security interests held on certain of the Company’s properties and assets, redenominated the existing notes in the aggregate amount of $100 million issued under the prior note purchase agreement, and issued $75 million of new notes bearing interest at 5.35% and maturing in June 2023. As a result of these refinancing activities, the Company significantly reduced its exposure to interest rate increases and obtained more flexible covenant packages than those which had existed under the prior credit and fixed rate debt facilities.

•

Accretive Growth. For 2015, the Company acquired fee interests in 80 convenience store and gasoline station properties for an aggregate purchase price of $219.2 million. The vast majority of this acquisition activity related to the completion of our 77 site transaction with United Oil which, in addition to being immediately accretive to our earnings, served to enhance the Company’s geographic diversity by adding sites in growth markets of the Western United States and Colorado, and also improved the overall credit quality of our portfolio and increased our tenant revenue diversification. For certain of our 2015 acquisitions, the Company also successfully structured forward and reverse 1031 exchanges enabling us to defer a portion of our taxable gains from property dispositions.

•

Successful Conclusion of Claims against Getty Petroleum Marketing, Inc. The Company’s executive team continued to be instrumental in managing a successful strategy to maximize the Company’s recovery of losses incurred in the Getty Petroleum Marketing, Inc. (“Marketing”) bankruptcy. In 2015, the Company received distributions from the GPMI Trust totaling approximately $18.2 million on account of its unsecured claims.

•

Effective Management of Litigation Matters. In 2015, the Company continued to successfully enforce property rights through legal proceedings against former Marketing subtenants who had wrongfully remained in occupancy of our properties after the master lease with Marketing was terminated. For example, in January 2015, the Connecticut Supreme Court affirmed lower court rulings in our favor against holdover subtenants at numerous Connecticut gas stations enabling us to regain and reposition these sites. Additionally, in January 2016, the New York State Supreme Court awarded judgment to the Company on motions pending during 2015 which confirmed the Company’s right to receive use and occupancy payments and legal fees from, and dismissed claims for damages asserted by, certain affiliated holdover subtenants who were forced to vacate their gas stations in 2012 but continued to litigate payment obligations thereafter. The Company also continued the successful defense of other legal actions, including those described in the Company Annual Report on Form 10-K for the year ended December 31, 2015.

•

Successful Implementation of Updated Software Platform. In 2015, the Company implemented the replacement of outdated financial and business management software platform with modern computer systems and cloud-based programs, significantly enhancing the Company’s business, accounting and financial functionalities.

The compensation of every NEO (except for the CEO) is recommended by the CEO to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee. After consideration of various factors, including the operational and financial achievements noted above and the individual contributions of the NEOs which advanced those achievements, the Compensation Committee made the following determinations in March 2016 with respect to Messrs. Constant, Olear and Dicker:

•	Cash bonuses were awarded to the NEOs, as described below.

•

Mr. Constant’s base salary for 2016 was reset at $450,000 per annum commensurate with his election to the offices of President and CEO effective January 1, 2016 (representing a 69.8% increase over his salary in 2015 as Vice President, CFO and Treasurer), and base salaries for 2016 were increased 8.3% for Mr. Dicker and 2.7% percent for Mr. Olear. The Compensation Committee also set the base salary at $240,000 for Mr. Danion Fielding, who joined the Company as Vice President, CFO and Treasurer in February 2016.

•

Profit sharing contributions, matching contributions to the Company’s 401(k) retirement savings plan and contributions to the Supplemental Retirement Plan stayed substantially the same for each NEO as the amounts contributed by the Company for the past three years.

•

An annual discretionary grant under the 2004 Plan of 15,000 restricted stock units (“RSUs”) was awarded to Mr. Constant, 10,000 RSUs to Mr. Olear and 10,000 to Mr. Dicker. Mr. Fielding was also awarded 5,000 RSUs in connection with his hiring as the Company’s Vice President, CFO and Treasurer in February 2016.

See the “Summary Compensation Table” on page 24 for additional details.

Overview of Getty’s Compensation Program

Getty’s compensation program for executive officers is designed to effectively manage the Company’s aggregate annual compensation expense while providing executive officers with a total compensation package that is adequate to retain them, encourage and motivate their high performance and promote their accountability. Getty’s compensation policies are also designed to promote increased stockholder value by aligning the financial interests of Getty’s executive officers with those of its stockholders. The Compensation Committee believes that its current policies, plans and programs are adequate for these purposes.

Getty’s executive compensation program involves a combination of annual cash compensation, discretionary incentive compensation (cash incentive awards and equity incentive awards like RSUs with dividend equivalents), retirement and other plans, and perquisites and other benefits. Although the Compensation Committee has not adopted any formal policies for allocating compensation among the foregoing compensation components, in conducting its review and rendering its determinations the Compensation Committee evaluates whether each executive officer is provided with a total compensation opportunity that achieves the key objectives of the compensation program while maintaining an appropriate cost structure.

Base salary levels for executive officers are, in combination with other compensation components, considered by the Compensation Committee to be sufficient to achieve the objectives of Getty’s compensation program. Total compensation, including discretionary annual cash incentive awards and RSU grants (including dividend equivalents paid with respect to such RSUs), are in aggregate amounts which the Compensation Committee considers sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders.

Total compensation determinations for each NEO are influenced in large part by the particular responsibilities of the applicable executive position with additional consideration given to such NEO’s individual performance. Our CEO reviews the performance of each NEO (other than himself) and provides compensation recommendations for the NEOs (other than himself) to the Compensation Committee with respect to base salary amounts, cash bonuses and grants of equity based awards under the 2004 Plan consisting of RSUs (including dividend equivalents with respect to such RSUs). The Compensation Committee reviews and deliberates upon the CEO recommendations and establishes the compensation for the NEOs. Although the Compensation Committee takes the CEO’s recommendations under advisement, it independently evaluates the compensation recommendations for each NEO and in all instances exercises its discretion in making final compensation decisions in accordance with its authority and formal responsibilities set forth in its charter. The Compensation Committee also has direct knowledge of the performance of the NEOs through regular and special reports by these executives to the Board of Directors and Board Committees and through other interactions. The compensation of the CEO is discussed, deliberated upon and approved solely by the Compensation Committee.

The Compensation Committee may periodically engage outside professional firms to assist in understanding compensation levels and programs in the broader marketplace. The Compensation Committee will periodically assess its decision to engage outside firms based on need and the Company’s financial situation. In 2015, the Compensation Committee did not engage the services of a compensation consultant and did not benchmark compensation elements against a peer group.

Section 162(m) of the Internal Revenue Code denies publicly-held corporations the federal income tax deduction for compensation in excess of $1.0 million paid to its chief executive officer and the three most highly compensated executive officers during a year (other than the CEO and CFO) unless the compensation is qualified performance-based compensation. At this time the compensation paid to our CEO and other executive officers does not approach the $1.0 million limit on non-performance based deductible compensation imposed by Section 162(m) of the Internal Revenue Code. In the event that the compensation of any executive officer is anticipated to exceed the Section 162(m) limitation in the future, the Compensation Committee will consider such limitation in determining such officer’s total compensation. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1.0 million deduction limit under Section 162(m) of the Internal Revenue Code, as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

The primary elements of compensation for our NEOs are the following:

•	Base salary;
•	Incentive compensation (discretionary annual cash incentive awards and equity incentive awards like RSUs with dividend equivalents);
•	Retirement and other plans; and
•	Perquisites and other benefits.

Base Salary

The Compensation Committee examines whether each executive’s base salary is competitive and appropriate in view of such person’s role, level of responsibility, experience and value to the Company, and relative to achieving the overall goals of the compensation program for all executive officers. The Compensation Committee reviews base salaries annually and in the interim if an executive officer’s position or responsibilities change or if the Committee believes it is otherwise necessary or appropriate. Salaries are not automatically increased on an annual basis if the Committee believes that a raise is not warranted by either individual or Company performance, or that other forms of compensation are more appropriate to further compensation program objectives.

As part of its process and in order to achieve the overall goals of Getty’s executive compensation program, the Compensation Committee determined to increase base salaries in 2016 from those in effect in 2015 by the following amounts for the following NEOs: Mr. Constant’s base salary for 2016 was reset at $450,000 per annum commensurate with his election to the offices of President and CEO effective January 1, 2016 (representing a 69.8% increase over his salary in 2015 as Vice President, CFO and Treasurer), and base salaries for 2016 were increased by 8.3% for Mr. Dicker and 2.7% percent for Mr. Olear from those in effect in 2015. The Compensation Committee also set the base salary at $240,000 for Mr. Danion Fielding, who joined the Company as Vice President, CFO and Treasurer in February 2016.

Incentive Compensation

Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executives for their contribution to annual operating results and Company achievements that help create value for our stockholders. Cash bonuses for executive officers are not guaranteed, but have been awarded from time to time at the discretion of the Compensation Committee. In deciding whether to award discretionary cash bonuses, the Compensation Committee makes its determinations based upon recommendations from the Company’s CEO (except as to the CEO himself) and upon the Compensation Committee’s informed judgment in view of the Company’s operational and financial performance, the individual executive’s responsibilities and efforts, such executive’s contribution to the Company’s overall performance and success, the complexity or difficulty of the objectives that have been achieved by the executive, the relative significance of a cash bonus award toward meeting the overall goals of Getty’s compensation program, and other relevant considerations. These factors are considered subjectively and no one factor is accorded any specific weight. In March 2016, the Compensation Committee awarded discretionary cash bonuses as reflected in the Summary Compensation Table for 2015. Specifically, Mr. Constant was paid a cash bonus of $170,000, Mr. Dicker was paid a cash bonus of $150,000 and Mr. Olear was paid a cash bonus of $120,000.

Equity Incentive Awards

The Company maintains the stockholder-approved 2004 Plan for officers and other valued employees of the Company and its subsidiaries, and members of the Board. The 2004 Plan allows for the grant of various types of stock-based awards, other than stock options, to eligible individuals. The 2004 Plan is administered by the Compensation Committee which has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, terms of vesting, the acceleration or waiver of any vesting restriction and the timing and manner of settling vested awards.

Generally, to better align the interests of the Company’s executive officers with the interests of the Company’s stockholders and to promote performance that will have a positive long-term impact on total stockholder return, the Compensation Committee annually grants equity based awards under the 2004 Plan to the Company’s executive officers consisting of RSUs (including dividend equivalents paid with respect to such RSUs). These RSU awards generally vest over a five year period subject to continued employment through the vesting date and, for all such RSU awards granted since 2009, are settled in shares of the Company’s common stock upon the earlier of ten years after grant or termination of employment.

In February 2015, the Compensation Committee, acting pursuant to the Company’s annual equity grant program, approved grants of 7,500 RSUs to Messrs. Constant, Olear and Dicker based on each such NEO’s individual performance during 2014. In addition, in February 2015, the Compensation Committee approved grants of 10,000 RSUs to David B. Driscoll, our President and CEO at the time of such grant, and 6,000 RSUs to Kevin C. Shea, our Executive Vice President at the time of such grant, based on each such NEO’s individual performance during 2014. Mr. Driscoll retired from his positions as President and CEO of the Company effective December 31, 2015. See “Driscoll Retirement Agreement” on page 23 of this Proxy Statement. Mr. Shea left the employment of the Company effective August 25, 2015. See “Shea Severance Agreement” on page 22 of this Proxy Statement. All of the above-described RSU grants are reflected in the “2015 Grants of Plan-Based Awards” table on page 26 of this Proxy Statement.

The Compensation Committee’s determination in February 2015 to grant RSUs under the annual equity grant program to each executive officer was in keeping with its annual practice of using RSUs as part of the compensation program and was based on the Committee’s determination that an annual grant of RSUs fosters the equivalent of stock ownership by the Company’s executive officers, thereby aligning their personal interests with the long term interests of the Company’s stockholders, and also encourages executive retention because the awards vest over a five year period. The size of the annual equity award granted to each NEO is commensurate with the role and responsibilities of such NEO and with historical trends.

In March 2016, the Compensation Committee approved RSU grants to certain NEOs in accordance with its annual equity grant program, based on such NEO’s individual performance during 2015, in the following amounts: 15,000 RSUs to Mr. Constant and 10,000 RSUs to Messrs. Olear and Dicker. The Compensation Committee also granted 5,000 RSUs to Mr. Fielding in connection with his hiring as Vice President, CFO and Treasurer of the Company in February 2016. These RSU grants will be reflected in the “2016 Grants of Plan-Based Awards” table that will be included in our Proxy Statement for the annual meeting of stockholders to be held in 2017. All such RSU grants include related dividend equivalents. The Compensation Committee’s decision to increase the number of RSUs granted to certain of the NEOs was in furtherance of the overall goals of Getty’s executive compensation program and in order to bring the Company’s incentive compensation practices more in line with comparative practices at other REITs.

In making executive compensation determinations, the Compensation Committee has also considered the results of the non-binding, advisory stockholder votes on our executive compensation program. Our stockholders approved the Company’s executive compensation program each year since the advisory vote has first been sought, most recently approving it by 96.93% of votes cast on the say-on-pay proposal in our 2015 proxy statement. The Compensation Committee was mindful of our stockholders’ endorsement of the Compensation Committee’s decisions and policies and has maintained its general approach to executive compensation for decisions made to date. The Compensation Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding the executive compensation program.

Retirement Plans

Getty has a retirement and profit-sharing plan with 401(k) deferred savings plan provisions (the “Retirement Plan”) for employees, including the NEOs, meeting certain service requirements. An annual discretionary profit sharing contribution to the Retirement Plan is determined by the Board of Directors. The contribution is calculated as a percentage of the sum of (i) the employee’s compensation (as defined in the Retirement Plan) up to the maximum allowed under Internal Revenue Service regulations, and (ii) the excess of that amount over the social security taxable wage base. For 2015, the Board of Directors elected to contribute 1% of that sum for each eligible employee. This percentage was consistent with prior years. Under the terms of the Retirement Plan, the Company matches 50% of each participating employee’s elective contribution to the Retirement Plan, but in no event more than 3% of the employee’s compensation. The Company’s contributions to the Retirement Plan vest in accordance with a six-year vesting schedule and are paid upon retirement, death, disability, or termination of employment, as described more fully in the Retirement Plan.

Getty also has the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Shea Severance Agreement

On August 25, 2015, Kevin C. Shea, former Executive Vice President of the Company, left the employment of the Company. The Company entered into a severance agreement and general release (the “Severance Agreement”) with Mr. Shea on September 17, 2015. Pursuant to the Severance Agreement, Mr. Shea served in a limited advisory capacity until December 31, 2015. In addition, as set forth in the Severance Agreement, Mr. Shea received: (a) $16,154, representing his regular base salary at the rate in effect on August 25, 2015 (the “Severance Date”) from the Severance Date through September 14, 2015, (b) $86,154 of severance pay, (c) $79,692 of accrued and unused vacation, holiday and sick pay, and (d) $900, representing the amount of the automobile allowance Mr. Shea would have received had he been employed through the month of September 2015.

With respect to the outstanding RSUs of the Company owned by Mr. Shea, he received (a) $354,956 in cash for the RSUs that vested as of the Severance Date by reason of his termination of service, and (b) 31,900 shares of the Company’s common stock in payment for the vested RSUs that he owned as of the Severance Date (from which federal and state tax withholding was made). In consideration for his compliance with the terms of the Severance Agreement, Mr. Shea will also receive five lump sum cash payments, each in the amount of $48,000, to be paid quarterly from December 2015 through December 2016. In addition, the Company provided reimbursement for the full cost of continuation coverage through the end of 2015 for Mr. Shea and his eligible dependents under the Company’s medical and dental plan.

Driscoll Retirement Agreement

David B. Driscoll retired from his positions as President and CEO of the Company and resigned as a director on the Board of Directors of the Company, effective December 31, 2015. In connection with Mr. Driscoll’s retirement, he and the Company entered into a retirement agreement and release (the “Retirement Agreement”) on November 5, 2015. Pursuant to the Retirement Agreement, Mr. Driscoll received $80,769, representing his regular base salary as in effect on November 5, 2015 through December 31, 2015, as well as a bonus payment for 2015 of $415,000. As set forth in the Retirement Agreement, Mr. Driscoll will continue in the full time employ of the Company and provide services in a non-officer capacity from January 1, 2016 to September 30, 2016. Mr. Driscoll will be paid a salary in accordance with Getty’s regular payroll practices in the amount of $43,750 per month from January 1, 2016 through July 31, 2016, and $20,000 per month from August 1, 2016 through September 30, 2016. In addition, Mr. Driscoll will be eligible to participate in the Company’s 401(k) plan, profit sharing plan and medical and dental plans, and will continue to vest in all awards previously granted to him under the 2004 Plan. After his employment by the Company, Mr. Driscoll will provide consulting services to the Company from October 1, 2016 to May 31, 2017, and will be compensated by the Company at a rate of $20,000 per month from October 1, 2016 through October 31, 2016, and $12,500 per month from November 1, 2016 through May 31, 2017. In accordance with the Retirement Agreement, on October 1, 2016, all of Mr. Driscoll’s unvested restricted stock units granted under the 2004 Plan shall become fully vested and shall be settled in accordance with their terms.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee:
Milton Cooper (Chairman)
Philip E. Coviello
Howard B. Safenowitz
Richard E. Montag

Summary Compensation Table

The following table sets forth information about the compensation of the CEO and each of the other Named Executive Officers for services in all capacities to Getty and its subsidiaries during the periods indicated.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation (2)	Total Compen- sation

		($)	($)		($)	($)	($)	($)	($)	($)

Christopher J. Constant President and Chief Executive Officer(3)	2015 2014 2013	267,500 236,538 201,923	170,000 150,000 160,000		135,300 115,020 136,215	0 0 0	0 0 0	0 0 0	36,905 35,765 29,592	609,705 537,323 527,730
Mark J. Olear, Executive Vice President and Chief Investment Officer	2015 2014	360,962 195,000	120,000 100,000		135,300 98,800	0 0	0 0	0 0	47,257 27,056	663,519 420,856

Joshua Dicker Senior Vice President, General Counsel and Secretary	2015 2014 2013	305,385 276,538 265,000	150,000 135,000 205,000		135,300 115,020 252,250	0 0 0	0 0 0	0 0 0	40,640 40,226 38,553	631,325 566,784 760,803

David B. Driscoll Former President and Chief Executive Officer(4)	2015 2014 2013	545,192 519,231 500,000	415,000 200,000 375,000	(5)	180,400 191,700 378,375	0 0 0	0 0 0	0 0 0	67,457 69,156 66,656	1,208,049 980,087 1,320,031

Kevin C. Shea Former Executive Vice President(6)	2015 2014 2013	290,769 276,538 265,000	0 125,000 135,000		108,240 115,020 252,250	0 0 0	0 0 0	0 0 0	470,590 40,226 38,553	869,599 556,784 690,803

(1)

Stock awards are in the form of restricted stock units (RSUs). The amount reflected is the grant date fair value computed in accordance with FASB ASC Topic 718. The value of future dividends is assumed to be reflected in the closing per share price of the common stock, and, consequently, in the fair value of each award. Therefore, the dividend equivalents paid on RSUs are not shown separately in this table. The Company pays dividend equivalents on RSUs only to the extent dividends are declared on shares of its common stock.

(2)

All Other Compensation includes (a) profit sharing and Company matching contributions under the Retirement Plan, (b) contributions under the Supplemental Retirement Plan for the year 2015 (which amount was determined and authorized in March 2016), (c) life insurance premiums, (d) perquisites and other personal benefits received by the Named Executive Officers that exceeded $10,000 in the aggregate for the year, which consist only of automobile allowances, and (e) severance amounts paid to Mr. Shea in 2015. See All Other Compensation table, below.

(3)

During the fiscal year ended 2015, Mr. Constant served as the Vice President, Chief Financial Officer and Treasurer of the Company. Effective January 1, 2016, Mr. Constant was appointed President and Chief Executive Officer of the Company.

(4)

Mr. Driscoll retired from his position as President and Chief Executive Officer of the Company and resigned as a director of the Company, effective December 31, 2015. For additional details, see “Driscoll Retirement Agreement” on page 23 of this Proxy Statement and the Form 8-K filed by the Company with the SEC on November 6, 2015.

(5)	The Driscoll Retirement Agreement provides that he would receive a bonus of $415,000 for 2015.

(6)

On August 25, 2015, Mr. Shea left the employment of the Company. For additional details, see “Shea Severance Agreement” on page 22 of this Proxy Statement, the Form 8-K filed by the Company with the SEC on August 31, 2015, and the Form 8-K/A filed by the Company with the SEC on September 22, 2015.

All Other Compensation

The following table sets forth information about amounts included in the All Other Compensation column of the Summary Compensation Table.

Name	Year	Profit Sharing Contribution	Company Match Under 401(k) Provisions	Supplemental Retirement Plan	Life Insurance(1)	Perquisites and Other Personal Benefits (2)	Severance	Total All Other Compen- sation

		($)	($)	($)	($)	($)	($)	($)

Christopher J. Constant	2015	4,115	7,950	14,435	1,405	9,000		36,905

	2014 2013	4,030 3,693	7,800 7,245	12,170 11,562	2,765 2,592	9,000 4,500		35,765 29,592

Mark J. Olear	2015	4,115	7,950	24,435	1,757	9,000		47,257

	2014	4,030	4,560	9,760	3,456	5,250		27,056

Joshua Dicker	2015	4,115	7,950	17,935	1,640	9,000		40,640

	2014 2013	4,030 3,963	7,800 7,650	16,170 14,887	3,226 3,053	9,000 9,000		40,226 38,553

David B. Driscoll	2015	4,115	7,950	40,435	1,757	13,200		67,457

	2014	4,030	7,800	40,670	3,456	13,200		69,156

	2013	3,963	7,650	38,387	3,456	13,200		66,656

Kevin C. Shea	2015	4,115	7,950	0	1,669	6,000	450,856(3)	470,590

	2014 2013	4,030 3,963	7,800 7,650	16,170 14,887	3,226 3,053	9,000 9,000		40,226 38,553

(1)           All life insurance policy premiums relate to term life insurance policies.

(2)           Perquisites and Other Personal Benefits consist only of an automobile allowance.

(3)           Pursuant to the Shea Severance Agreement, in 2015, Mr. Shea received cash severance payments totaling $135,054 and reimbursement for COBRA health care continuation coverage in the amount of $11,022, and 19,600 unvested RSUs became vested on August 25, 2015, pursuant to the terms of the RSU agreements. For purposes of this table, the value of the RSUs that vested on August 25, 2015, is $304,780 based on $15.55 per share, the closing price of Getty common stock on August 25, 2015.

2015 Grants of Plan-Based Awards

Name	Board Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)

Christopher J. Constant	2/25/15	3/1/15	0	0	0	0	0	0	7,500	0	135,300
Mark J. Olear	2/25/15	3/1/15	0	0	0	0	0	0	7,500	0	135,300
Joshua Dicker	2/25/15	3/1/15	0	0	0	0	0	0	7,500	0	135,300
David B. Driscoll	2/25/15	3/1/15	0	0	0	0	0	0	10,000	0	180,400
Kevin C. Shea	2/25/15	3/1/15	0	0	0	0	0	0	6,000	0	108,240

(1) Stock awards are in the form of RSUs that vest over a five-year period on the anniversary of the grant date with accelerated vesting in the event of death or termination of service by the Company without cause.

(2) Grant date fair value is computed in accordance with FASB ASC Topic 718.

2015 Outstanding Equity Awards at Year-End

The following table provides information as to outstanding Stock Options and RSUs held by each of the NEOs at December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable	(#)	($)			(#)	($)	(#)	($)

Christopher J. Constant(2)						3/1/15 3/1/14 3/1/13 3/1/13 3/2/12 3/1/11	7,500 4,800 1,500 1,800 1,000 200	128,625 82,320 25,725 30,870 17,150 3,430
Mark J. Olear						3/1/15 5/13/14	7,500 4,000	128,625 68,600
Joshua Dicker(3)						3/1/15 3/1/14 3/1/13 3/1/13 3/2/12 3/1/11	7,500 4,800 3,000 3,000 2,000 800	128,625 82,320 51,450 51,450 34,300 13,720
David B. Driscoll (4)	5,000	0	0	27.68	5/16/17	3/1/15 3/1/14 3/1/13 3/1/13 3/2/12 3/1/11 11/1/07	10,000 8,000 4,500 4,500 3,000 1,500	171,500 137,200 77,175 77,175 51,450 25,725
Kevin C. Shea(5)							0	0	0

(1) RSUs vest at the rate of 20% per year on the first five anniversaries of the grant date and vest earlier upon death or termination of employment by the Company without cause.

(2) 1,500 of the unvested RSUs granted to Mr. Constant on 3/1/13 vest in equal installments on May 1 of 2016 and 2017.

(3) 3,000 of the unvested RSUs granted to Mr. Dicker on 3/1/13 vest in equal installments on May 1 of 2016 and 2017.

(4) 4,500 of the unvested RSUs granted to Mr. Driscoll on 3/1/13 vest in equal installments on May 1 of 2016 and 2017.

(5) All unvested RSUs held by Mr. Shea vested pursuant to the terms of the relevant RSU agreements upon termination of his employment without cause on August 25, 2015.

2015 Option Exercises and Stock Vested

The following Option Exercises and Stock Vested table provides additional information about the stock awards that vested during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Christopher J. Constant	0	0	3,250	58,630
Mark J. Olear	0	0	1,000	18,040
Joshua Dicker	0	0	6,200	111,848
David B. Driscoll	0	0	9,450	170,478
Kevin C. Shea(3)	0	0	25,800	416,628

(1)	Reflects the number of RSUs that vested during 2015.

(2)

Reflects an amount equal to the number of RSUs that vested in 2015 multiplied by the closing price of the underlying shares of Getty common stock on the applicable vesting date. Settlement of these vested RSUs is deferred pursuant to the terms of the RSU award agreement until the earlier of the tenth anniversary of the grant date or the NEO’s termination of service. RSUs granted prior to 2009 are deferred until termination of service. The Value Realized on Vesting for all NEOs other than Mr. Shea, whose employment terminated on August 25, 2015, is included as a Registrant Contributions in the Nonqualified Deferred Compensation table, below.

(3)	Includes 6,200 RSUs that vested in 2015 based on the five-year vesting schedule and 19,600 RSUs that vested upon termination of Mr. Shea’s employment by the Company without cause on August 25, 2015.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings (Loss) in Last FY(2)		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

	($)	($)	($)		($)	($)
Christopher J. Constant Supplemental Retirement Plan Vested RSUs Total	0 0 0	12,170 58,630 70,800	(528 (6,815 (7,343	) ) )	0 0 0	51,088 119,193 170,281
Mark J. Olear Supplemental Retirement Plan Vested RSUs Total	0 0 0	9,760 18,040 27,800	162 (890 (728	) )	0 0 0	9,922 17,150 27,072
Joshua Dicker Supplemental Retirement Plan Vested RSUs Total	0 0 0	16,170 111,848 128,018	1,778 (22,690 (20,912	) )	0 0 0	142,606 384,160 526,766
David B. Driscoll Supplemental Retirement Plan Vested RSUs Total	0 0 0	40,670 170,478 211,148	1,265 (36,289 (35,024	) )	0 0 0	202,093 613,113 815,206
Kevin C. Shea Supplemental Retirement Plan Vested RSUs Total	0 0 0	16,170 416,628 432,798	(6,842 16,044 9,202)		0 0 0	470,438 883,225 1,353,663
(1)

The amount reported for each executive in the column “Registrant Contributions in Last FY” for the Supplemental Retirement Plan represents the respective amount reported for each executive for the prior year, 2014, in the column “Supplemental Retirement Plan” in the All Other Compensation Table above, and the amount reported for Vested RSUs is equal to the Value Realized on Vesting reflected in the 2015 Option Exercises and Stock Vested table above.

(2)

For RSUs, the aggregate earnings (loss) reflect the change in value of the shares of Getty common stock subject to the RSUs calculated based on the change in the closing price from December 31, 2014 to December 31, 2015, for RSUs that vested prior to 2015, and the change in the closing price from the vesting date to December 31, 2015 for RSUs that vested in 2015.

(3)

The Aggregate Balance includes the balances accumulated under the Supplemental Retirement Plan and the aggregate value of all vested RSUs for which settlement has been deferred based on $17.15 per share, the closing price of Getty common stock on December 31, 2015.

Getty maintains the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. Amounts contributed by the Company for 2015 to the Supplemental Retirement Plan for our NEOs were based upon an amended definition of eligible compensation in the Supplemental Retirement Plan adopted by the Compensation Committee in 2012 so as to exclude anything other than base salary as the basis for computation of eligible compensation. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Potential Payments upon Termination or Change in Control

Each of the award agreements for outstanding RSUs granted to our employees, including our NEOs, contains a provision that causes the unvested RSUs to vest upon the NEO’s death or our termination of the NEO’s employment without cause. In the event of a termination of employment without cause, the value as of December 31, 2015 of RSUs that would vest upon such termination would be as follows: Mr. Constant ($288,120); Mr. Olear ($197,225); Mr. Dicker ($361,865); and Mr. Driscoll ($540,315)1.

The RSUs that vested upon Mr. Shea’s termination without cause, valued as of the date of his termination of employment (August 25, 2015), was $304,780, and he received cash severance payments (including reimbursement for the cost of continuation medical coverage) of $146,076 in 2015. See All Other Compensation table at page 25. In addition, Mr. Shea will be entitled to receive additional severance payments totaling $192,000 in 2016, provided he complies with certain cooperation and transition obligations and restrictive covenants.

We do not provide any compensation or benefits to any of our NEOs solely on account of the occurrence of a change in control of the Company. The RSU award agreements do not provide for accelerated vesting upon the occurrence of a change in control.

1 In accordance with his Retirement Agreement, on October 1, 2016, all of Mr. Driscoll’s unvested RSUs will become fully vested. See “Driscoll Retirement Agreement” on page 24 of this Proxy Statement.

Equity Compensation Plans

The following chart presents information regarding Getty’s equity compensation plans, as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)	(c)
Equity Compensation Plans approved by stockholders:
-the Stock Option Plan	5,000		$27.68	0	(1)
-the 2004 Plan	400,375	(2)	$0.00	569,866	(3)
Equity Compensation Plans not approved by stockholders	N/A		N/A	N/A
Total	405,375			569,866

(1)	The term of the Stock Option Plan expired at the end of January 2008. The Compensation Committee cannot grant any more options pursuant to the Stock Option Plan.
(2)	Represents shares underlying outstanding vested and unvested RSUs that are settleable solely in stock.
(3)	The 2004 Plan permits awards of restricted stock, RSUs, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and stock awards.

Director Compensation

The following text and table discuss the compensation paid to each of our non-employee directors for 2015.

For 2015, (i) all Directors received an annual director fee of $30,000, which included attendance at all meetings of our Board of Directors; (ii) Members of our Audit Committee received an annual fee of $12,500, except for the Chairman of the Audit Committee, who received an annual fee of $20,000, which included attendance at all meetings of our Audit Committee; (iii) Members of our Compensation Committee received an annual fee of $5,000, except for the Chairman of the Compensation Committee, who received an annual fee of $7,500, which included attendance at all meetings of our Compensation Committee; and (iv) Members of our Nominating and Corporate Governance Committee received an annual fee of $5,000, except for the Chairman of the Nominating and Corporate Governance Committee, who received an annual fee of $7,500, which included attendance at all meetings of our Nominating and Corporate Governance Committee. In addition, Mr. Safenowitz received a fee of $50,000 for his services as Lead Independent Director. All annual fees payable to Directors are paid in four equal quarterly installments.

Directors are also reimbursed for travel and other expenses related to Company business.

Mr. Liebowitz has served as our Chairman of the Board since 1971 and continues to do so. Mr. Liebowitz retired as an employee of the Company on June 28, 2013. For 2015, Mr. Liebowitz received a fee of $125,000 (paid quarterly) for his services as Chairman of the Board, in addition to the annual director fee of $30,000 paid to all Directors, as noted above. Mr. Constant is not separately compensated for his services on the Board; his compensation for services as an employee is discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement above.

Generally, to better align the interests of our Directors with the interests of the Company’s stockholders, the Compensation Committee grants equity based awards under the 2004 Plan to the Company’s directors consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards generally vest over a five year period. RSUs granted before 2009 provide for settlement upon termination of service as a director and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or upon termination of service as a director.

In February 2015, the Compensation Committee approved a grant of 5,000 RSUs to each of the non-employee Directors (which was consistent with the grant made to each non-employee Director in 2014). The Compensation Committee’s determination to award RSUs was in order to further align the interests of directors with the Company’s stockholders and also to provide additional value to directors for their contributions to the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation ($)	Total ($)
Leo Liebowitz	155,000	90,200					245,200
Milton Cooper	42,500	90,200					132,700
Philip E. Coviello	60,000	90,200					150,200
Richard E. Montag	47,500	90,200					137,700
Howard B. Safenowitz	105,000	90,200					195,200

(1)

The Company granted 5,000 RSUs to each non-employee director in 2015. The fair value of these RSUs was determined based on the closing market price of Getty’s stock on the date of grant without consideration of the five-year vesting period of the restricted stock award. These RSUs provide for settlement, to the extent vested, upon the earlier of ten years after grant or termination of service from the Board of Directors. At December 31, 2015, Messrs. Cooper, Coviello, Liebowitz and Safenowitz each had 16,700 vested and 13,800 unvested RSUs outstanding of which, in each case, 4,100 RSUs vested during the year ended December 31, 2015. At December 31, 2015, Mr. Montag had 11,700 vested and 13,800 unvested RSUs outstanding of which 4,100 RSUs vested during the year ended December 31, 2015.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for calendar year 2015 were Messrs. Cooper, Coviello, Montag and Safenowitz. There were no Compensation Committee interlocks to report in 2015.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

(Item No. 2 on the Proxy Card)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The Compensation Discussion and Analysis section starts on page 17 of this Proxy Statement. Please read the Compensation Discussion and Analysis section which provides a detailed discussion of our executive compensation program and compensation philosophy, including information about 2015 compensation of our NEOs. This advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee. The outcome of the vote will not require the Company, our Board or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company, our Board or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Getty Realty Corp. approve, on an advisory basis, the named executive officer compensation.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

This report addresses our compliance with rules of the SEC and the listing standards of the NYSE designed to enhance audit committee effectiveness to improve public disclosure about the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies.

Independence/Qualifications

The Board of Directors determined that for the year ended December 31, 2015 each member of the Audit Committee was “independent”, as such term is defined in the listing standards of the NYSE, and that each member who served on the Audit Committee for 2015 is “financially literate”, as such term is defined in the listing standards of the NYSE. The Board also determined that for the year ended December 31, 2015, Messrs. Coviello and Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

Sarbanes-Oxley Act Compliance

During the past year, the Audit Committee met regularly with management to assure that the Company’s internal control over financial reporting continued to meet applicable standards under the Sarbanes-Oxley Act and are compliant with the listing standards of the New York Stock Exchange. The Company’s internal control over financial reporting was reviewed and tested by PricewaterhouseCoopers LLP, our independent auditors. Their report is included in our Annual Report on Form 10-K for the year ended December 31, 2015. At the Audit Committee meeting held on March 8, 2016, the Committee reviewed the Company’s internal control over financial reporting with management and PricewaterhouseCoopers LLP, and determined that the Company is in compliance with the requirements applicable to it.

Financial Statements

With regard to our audited financial statements, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP;

(2) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard (“AS”) No. 16, as modified or supplemented;

(3) (a) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and (b) discussed with PricewaterhouseCoopers LLP their independence; and

(4) based upon the review and discussions set forth in paragraphs (1) through (3) above, recommended to Getty’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Prior to filing with the SEC of each of the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2015, the Audit Committee Chairman or another member of the Audit Committee reviewed with the Company’s management and PricewaterhouseCoopers LLP the Company’s interim financial results to be included in such reports and the matters required to be discussed by AS No. 16.

The report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act or under the Exchange Act, except to the extent that Getty specifically incorporates this information by reference, and should not otherwise be deemed filed under such Acts.

Audit Committee:
Philip E. Coviello (Chairman)
Howard B. Safenowitz
Richard E. Montag

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 3 on the Proxy Card)

On March 8, 2016, the Audit Committee appointed the firm of PricewaterhouseCoopers LLP (“PwC”), subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of Getty with respect to our operations for the year ending December 31, 2016 and to perform such other services as may be required. Should PwC be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. As long as a quorum is present, a majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm.

The Audit Committee’s Pre-Approval Policy requires pre-approval of services to be provided by PwC. The policy authorizes the Audit Committee to delegate to one or more of its members, and the Audit Committee has delegated to each of its members, authority to pre-approve non-audit services. Each member is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All (100%) of the non-audit services performed by PwC in 2014 and 2015 were pre-approved by the Audit Committee.

The fees payable to PwC, our independent registered public accounting firm, related to services provided for the years ending December 31, 2014 and 2015 were as follows:

		2014	2015

(a)	Audit Fees(1)	$725,000	$793,000

(b)	Audit-Related Fees (assurance and related services reasonably related to audit or review of financial statements not reported under (a)) (2)	$417,000	$363,000

(c)	Tax Fees (professional services for tax compliance, advice and planning)(3)	$420,000	$398,000

(d)	All Other Fees(4) (not reflected in (a) - (c))	$1,955	$1,955

(1)

Includes the aggregate fees and expenses estimated or billed for professional services rendered by PwC for the integrated audit of the Company’s annual consolidated financial statements for the year and of its internal control over financial reporting as of year-end and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year.

(2)

For 2015, represents fees for professional services rendered by PwC related to the implementation of the new accounting system, acquisition related work, and other audit related services. Amounts reported in 2015 include $56,000 which was paid by the Company in 2015 for work related to 2014.

(3)

For 2015, represents $248,000 for federal and state tax compliance, $114,000 for private letter ruling filings and for advice, planning and tax research. Amounts reported in 2015 include $36,000 paid for tax compliance, advice and planning which was paid by the Company in 2015 for work related to 2014.

(4)	Represents annual subscription fees for the online accounting research tool Inform.

Representatives of the firm of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the proposals to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2016.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Stockholder proposals to be considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must be received by December 9, 2016. Any stockholder proposal or director nomination to be presented at the Annual Meeting that is not intended to be included in our Proxy Statement will be considered untimely if we receive it before February 20, 2017 or after March 20, 2017. Such proposals and nominations also must be made in accordance with our Bylaws. An untimely proposal may be excluded from consideration at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Getty’s officers and directors are required to file reports of ownership and changes in ownership of Getty equity securities with the SEC and the NYSE. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the Forms 3, 4 and 5 filed with the SEC during 2015 and written representations provided by our directors and officers, Getty believes that during 2015 all of our officers and directors complied with the Section 16(a) requirements.

OTHER MATTERS

Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments or postponements thereof, we intend to cast votes pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

Record holders may vote by returning the enclosed proxy by mail or by attending the meeting and voting in person. If your shares are held in “street name”, which means they are held for your benefit in the name of a broker, bank or other intermediary, you will receive instructions from your broker, bank or other intermediary on how you can indicate the votes you wish to cast with respect to your shares. Please be aware that beneficial owners of shares held in “street name” may not vote their shares in person at the meeting unless they first obtain a written authorization to do so from their bank or broker. The proxy may be revoked at any time prior to its exercise. Record holders may revoke their proxy by voting at the meeting or by submitting a later-dated proxy prior to the meeting to the Secretary of the Company at the address on the first page of this Proxy Statement. If your shares are held in “street name”, you must contact your broker for instructions on revoking your proxy. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock that they hold of record. We will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by us.

April 4, 2016
By Order of the Board of Directors,
/S/ JOSHUA DICKER
Joshua Dicker
Senior Vice President, Secretary and General Counsel

GETTY REALTY CORP. ATTN: Christopher J. Constant TWO JERICHO PLAZA WING C, SUITE 110 JERICHO, NEW YORK 11753 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1 OF 2 PAGE TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Leo Liebowitz 1b. Milton Cooper 1c. Philip E. Coviello 1d. Christopher J. Constant 1e. Richard E. Montag 1f. Howard B. Safenowitz The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY). 3 RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com GETTY REALTY CORP. Annual Meeting of Shareholders May 19, 2016 3:30 PM This proxy is solicited by the Board of Directors The undersigned stockholder of Getty Realty Corp. hereby constitutes and appoints CHRISTOPHER J. CONSTANT and DANION FIELDING, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on all matters which may properly come before the 2016 Annual Meeting of Stockholders (or if only one shall be present and acting at the meeting then that one), all of the common shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held at Arent Fox LLP, 1675 Broadway, 34th Floor, New York, New York 10019, on May 19, 2016 at 03:30 p.m., and any adjournment or postponement thereof. This proxy will vote as the Board of Directors recommends where a choice is not specified. Continued and to be signed on reverse side